UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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OPENTABLE, INC.
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Supplemental Information Regarding Proposal 3 (Advisory Vote To Approve Executive Compensation)

OpenTable Stockholders:

We are writing to ask for your support at our 2013 annual meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all proposals. In particular, we request your support on Proposal 3, the advisory vote to approve executive compensation (our “Say-on-Pay” proposal). We understand that many of you have developed your own internal guidelines for voting on Say-on-Pay. That said, we also recognize that some of you use the advisory services as research tools and believe there are a number of items worth highlighting and shedding some additional color upon. Below are the 3 key areas we would like to focus you upon: (1) our CEO’s 2012 stock option grant is intended to cover equity incentives through June 2015; (2) our strong total stockholder return and its link to our CEO’s pay; and (3) our philosophy that options provide the best vehicle for pay-for-performance, particularly in a relatively young company such as OpenTable.

1. Our CEO’s 2011 and 2012 stock option grants are intended to cover his long-term equity incentives through the fourth anniversary of his appointment as our chief executive officer (or June 2015). The full value of the 2012 grant should not be included as compensation for 2012 because it is covering equity incentives through June 2015.

As reported in our proxy statement, the stock option grants made to Mr. Matthew Roberts, our CEO, during 2011 and 2012 are intended to constitute his long-term equity incentives through the fourth anniversary of his appointment as our chief executive officer (or June 2015). Including the full value of the 2012 stock option grant as compensation for 2012 results in our CEO’s 2012 pay falling significantly above the median of the ISS Proxy Advisory Services (ISS) selected peers. However, the full value of the 2012 stock option grant should not be attributed to 2012 because the grant is intended to cover equity incentives through June 2015.

When combined with his cash compensation and after adjusting for the intended coverage period of the option grants, the number of options granted to Mr. Roberts resulted in a targeted overall compensation package at approximately the 60th percentile of our peer group reviewed in connection with determining Mr. Roberts’ compensation. We believe this positioning is appropriate. The Company’s 2012 total stockholder return (“TSR”) exceeded the 65th percentile of our peer group. Currently (as of May 17, 2013), our market capitalization is above the 65th percentile of our peer companies.

Stock options are inherently performance-based and Mr. Roberts will only realize compensation from the 2011 and 2012 stock option grants if our stock price continues to increase through 2015. Thus, Mr. Roberts will only realize above-median compensation if our future performance is strong and our stock price continues to increase.

2. We delivered strong absolute and relative total stockholder returns during 2012 and year-to-date. Our CEO’s 2012 pay was closely aligned with our TSR performance. Glass Lewis recommends that stockholders vote FOR our Say-on-Pay proposal in light of this alignment between pay and performance.

Our absolute TSR for 2012 was 24.7%. Year-to-date (through May 23, 2013), our stock price has increased 38.3%. On a relative basis, our 2012 TSR exceeded the 65th percentile TSR of our peer companies (as defined and disclosed in our proxy statement) and the 80th percentile TSR of the ISS-selected peer group.

We believe that our TSR performance in 2012 and year-to-date is exceptional and that the structure of our executive compensation program contributed to our achievements by incentivizing our executives to grow the Company in a way that creates long-term value for our stockholders. ISS reports that our CEO pay and TSR are aligned as compared to that of the ISS-selected peer group. This pay for performance alignment exists even when including the full value of our CEO’s stock option grant in 2012, which is intended to cover his equity incentives through June 2015, as compensation for 2012.

The chart below plots percentiles of weighted average 1- and 3-year performance and pay rankings for OpenTable (∆) and ISS’ derived peers (). The gray bar indicates pay and performance alignment.

Glass Lewis & Co. recommends that stockholders vote “FOR” our Say-on-Pay proposal in light of the alignment between our compensation and performance. Glass Lewis states: “[W]e note that the Company aligned executive compensation with performance during the past fiscal year, as indicated by our pay-for-performance analysis. While shareholders should be mindful of the substantial year-over-year increases in pay, in light of the Company’s aligning executive pay with performance, we do not believe there are any significant issues for shareholder concern regarding the Company’s executive compensation program at this time. Accordingly, we recommend that shareholders vote FOR this proposal.”

3. To reward and retain our executive officers in a manner that best aligns employees’ interests with stockholders’ interests, we limit cash compensation and use stock options as the primary incentive vehicle for compensation. Stock options provide the best vehicle for pay-for-performance, particularly in a relatively young company such as OpenTable.

Our CEO’s cash compensation for 2012 was $500,000, which was less than the 5th percentile of our peer group. Mr. Roberts’ 2012 total compensation as reported in our proxy statement was largely attributable to a grant of stock options that is intended to cover equity incentives through June 2015. This award will not fully vest until June 2015 and will not provide actual realized compensation to Mr. Roberts unless he continues to serve as our CEO through this period. Additionally, the value of this stock option grant depends on the Company’s stock price.

Stock options provide the best vehicle for pay-for-performance, particularly in a relatively young company such as OpenTable. At last year’s annual meeting of stockholders, our stockholders expressed very strong support for our compensation programs and policies, with approximately 95% of the shares represented supporting such executive compensation programs and policies.  Our long-term incentive awards, largely in the form of stock options, are inherently performance-based and the lack of specific metrics do not nullify the performance attributes of these awards. Stock options closely align the interests of our executives with those of our stockholders because our executives will only realize a return if our stock price increases. They also place a significant portion of compensation at risk if our objectives are not achieved and provide no guaranteed value.

FOR THE FOREGOING REASONS, WE BELIEVE THAT A VOTE APPROVING, ON AN ADVISORY BASIS, OUR SAY-ON-PAY PROPOSAL IS WARRANTED. ACCORDINGLY, WE URGE YOU TO VOTE “FOR” OUR SAY-ON-PAY PROPOSAL (PROPOSAL 3).